Exhibit 10.27

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement ("Agreement") is made and deemed effective as of November 15th ,2005 by and between FTS GROUP, INC., a NEVADA corporation ("FTS"), on one side, and Scott Gallagher ("Executive"), on the other side, with reference to the herein recitals, terms and conditions.

                                    RECITALS

      WHEREAS, FTS recognizes the experience and knowledge of Executive in matters relating to FTS' future business operations and future acquisitions currently contemplated, FTS recognizes that it is in the best interests of FTS to retain the services of Executive;

      WHEREAS, Executive is will acquire 1,500,000 million restricted shares of FTS' common stock and have the opportunity to acquire additional shares based on performance Executive may thereby gain a significant equity position thereby;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:

                                    AGREEMENT

      Employment.

      FTS hereby employs Executive as Chairman of the board and Chief Executive Officer of the Company and Executive hereby accepts employment by FTS in accordance with the terms and conditions set forth in this Agreement.

      Term.

      Executive's initial term of employment and the services to be provided hereunder shall commence on November 15th, 2005 and continue for a period of three (3) years from such date (the "Initial Term"), subject to earlier termination as hereinafter provided.

      Compensation.

      FTS shall pay Executive the following aggregate compensation for all services rendered by him to FTS under this Agreement:

      3.1 Base Salary.

      FTS shall pay Executive a base salary during the term of this Agreement commencing at the rate of two hundred thousand dollars ($200,000) per annum (the "Base Salary"). The Base Salary shall be payable in arrears, in substantially equal monthly installments or more frequently in accordance with the policies of FTS. FTS shall review Executive's base salary annually with Executive for the purpose of determining a reasonable increase based on Executive's service and performance, taking into consideration a good-faith assessment of any other incentive and/or bonus plans to which Executive may be a party. Such review shall be in accordance with FTS `s policies and practices with other executives in similar positions with FTS and its subsidiaries, if any. Notwithstanding the foregoing, any increase in Executive's Base Salary shall be determined by FTS at its sole discretion.

      3.2 Bonus.

      FTS shall pay Executive an annual bonus (the "Annual Bonus") based on the schedule outlined below:

      Year     EBITDA Target      Cash Bonus        Revenue Target      Stock Bonus
      2006     $2 Million         $100,000          $9 million          750,000 Shares
      2007     $3 Million         $150,000          $12 Million         1,000,000 Shares
      2008     $4 Million         $200,000          $15 Million         1,500,000 Shares

      3.3 Payment of Bonus.

      Executive's Bonus for the year end shall be determined within 5 days of FTS' annual filings with the Securities and Exchange Commission. FTS shall cause and arrange to provide Executive with an annual statement showing the manner in which the Quarterly and Annual Bonus was calculated.

      3.4 Other Benefits.

      Executive shall be entitled to life and medical insurance programs carried by FTS. Executive shall also be entitled to participate in any management compensation and benefit program on a basis similar to that which is made available to other members of FTS `s management team operating in a similar capacity as the Executive.

      3.5 Stock.

      FTS shall deliver to Executive, upon execution of this Agreement a stock certificate for one million five hundred thousand shares (1,500,000) of its restricted common stock.

      Duties of Executive.

      4.1 Business Operations.

      Subject to the oversight and direction of the FTS `s board of directors, Executive shall be responsible for managing all aspects of FTS' subsidiary Companies day to day operations and business development affairs including budgeting, hiring and firing of employees and all other normal course of business activities required to operate FTS' subsidiaries.

      4.2 Additions and Changes.

      Executive shall perform such reasonable additional work as may be required by FTS from time to time under the terms and conditions and according to the directions, instructions and control of FTS `s board of directors.

      4.3 Best Efforts.

      Executive shall devote his full time, best skill, effort and attention to his duties set forth herein and to further enhance and develop FTS' subsidiary Companies business affairs, interests and welfare. Executive shall be entitled to perform his duties from any location he desires so long as the operating requirements of the subsidiary Companies are fully attended to.

      4.4 Policies.

      Executive shall adhere to the employment policies of FTS in effect from time to time. References to the policies or practices of FTS shall mean its policies or practices of which Executive has notice as in effect and modified from time to time.

      4.5 Other Employment.

      Executive may not engage in other employment with the prior written consent of FTS. Further, this provision shall not be construed to prevent the Executive from personally, and for Executive's own account, owning, managing, investing or trading in real estate, stocks, bonds, securities, commodities, or any other forms of investment, so long as such owning, managing, investing or trading is not in competition with FTS and does not interfere with the performance of Executive's duties hereunder.

      Expenses.

      FTS shall reimburse Executive for reasonable and necessary business expenses in accordance with the expense reimbursement policies and practices of FTS and in accordance with a predetermined budget to be approved by the board of directors of FTS.

      Fringe Benefits.

      FTS shall provide Executive with all fringe benefits regularly provided to other similarly situated officers, directors of FTS, generally and with such other fringe benefits as the Executive and FTS shall mutually agree upon in writing.

      7.1 Vacation.

      FTS shall provide Executive with three (3) weeks of paid vacation as well as holidays in accordance with FTS `s policies.

      7.2 Insurance.

      FTS shall provide Executive with family health insurance including dental and vision.

      7.3 Auto Allowance

      FTS will provide executive with a monthly automobile allowance of $500 five hundred per month.

      Termination.

      8.1 Termination with Cause.

      FTS may terminate Executive "with cause" without notice, for reason of Executive's (i) misappropriation or embezzlement of funds of FTS, (ii) soliciting a client's or customer's business for personal or competitive gain, (iv) use or sale of illegal drugs in the work place, or repeated intoxication from alcohol or controlled substances in the work place, (v) physical, mental or sexual abuse or harassment of any employee, customer or prospective client or customer, (vi) criminal negligence or criminal acts in the work place; (vii) commission of a felony or crime of moral turpitude, (viii) selling or providing confidential information of FTS to a competitor, or (ix) theft or destruction of property of FTS. FTS may terminate Executive "with cause" if, after ten (10) days prior written notice by FTS to Executive, Executive has failed to cure any of the following occurrences: (i) violation of FTS policies or procedures, (ii) breach of any other of the covenants of this Agreement not specifically set forth in (i) through (viii) above, or (iii) breach of an employee's customary obligations to the employer. In the event that Executive is terminated "with cause," Executive shall be entitled to receive a one time payment of $10,000 (ten thousand dollars) including all accrued and unused vacation and sick leave as of the date of termination. Executive shall not be entitled to receive any other amounts or benefits from FTS including stock warrants, options or other.

      8.2 No Termination Without Cause.

      FTS may not terminate Executive "without cause." In the event that FTS terminates Executive "without cause," Executive shall be paid the full value of this employment agreement including all accrued and unused vacation and sick leave as of the date of termination in addition to other legal and equitable remedies available to Executive.

      8.3 Termination Due to Executive's Death or Disability.

      In the event that this Agreement is terminated due to Executive's death or disability (as defined below), Executive (or Executive's legal representatives) shall be paid (i) six (6) months' Base Salary as severance, (ii) Base Salary through the date of termination, (iii) all Bonus payments earned through the date of termination or previously awarded and unpaid and (iv) all accrued and unused vacation and sick leave as of the date of termination. For purposes of this Agreement, the term "Disability" shall mean the mental and physical inability to perform satisfactorily Executive's regular full time duties - with or without a reasonable accommodation - as determined by a physician chosen by mutual agreement of a physician selected by Executive and a physician selected by FTS, provided, however, that any Disability which continues for thirty
      (30) days (whether or not consecutive) in any eighteen (18) month period shall be deemed a Disability.

      Indemnification.

      9.1 Definition.

      As used in this provision, "Damages" means all claims, damages, liabilities, losses, judgments, settlements, and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding.

      9.2 Terms of Indemnification.

      FTS agrees to indemnify, defend and hold harmless Executive from all Damages (i) proximately caused by the fault or negligence of FTS, its officers, directors, employees or agents; (ii) which relate in any manner to the terms and obligations of this Agreement; (iii) which relate to any other failure by FTS to comply with any terms of this Agreement; (iv) which relate to any failure by FTS to comply with applicable laws and/or regulations in accordance with this Agreement; and/or (v) resulting from any breach of any representation, warranty, covenant or promise made by FTS in this Agreement.

      9.3 Notice of Claim.

      FTS shall promptly notify Executive in writing of any claim asserted by a third person that might give rise to any indemnity obligation hereunder. Failure of any FTS to promptly give such notice shall not relieve that individual of his indemnification obligations under this Agreement. Together with or following such notice, FTS shall deliver to Purchaser copies of all notices and documents received by such party relating to the asserted claim (including court papers).

      9.4 FTS Indemnification.

      Executive will indemnify and hold harmless, previous board members and officers of the corporation from any claim that arises relating to the business activities of FTS or its subsidiaries.

      Miscellaneous.

      12.1 Survival of Representations and Warranties.

      The representations and warranties of the parties including indemnification obligations contained herein shall survive following the termination of Executive's employment with FTS.

      12.2 Waivers.

      No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      12.3 Notices.

      All notices, requests, demands and other communications, which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:

      To FTS:
      Attn: Mr. David Rasmussen, Director
      C/O Gibson & Mayer
      301 Oxford Valley Rd.
      Suite 1202
      Yardley, Pa 19067

      To Executive:
      Attn: Scott Gallagher
      7610 West Hillsborough Ave.
      Tampa, Florida 33615
      215-688-2355
      215-689-2748/Fax

      12.4 Merger and Integration.

      This Agreement contains the entire understanding of the parties. There are no representations, covenants or understandings other than those, either express, implied or referred to herein. Each party acknowledges that there are no conditions to this agreement other than those expressed or referred to herein. Each party further acknowledges that no other party or any agent or attorney of any other party has made any promise, representation or warranty whatsoever, express or implied or statutory, not contained or referred to herein, concerning the subject matter hereof, to induce him to execute this Agreement, and he acknowledges that he has not executed this Agreement in reliance on any such promise, representation or warranty not specifically contained or referred to herein.

      12.5 Sections and Other Headings.

      The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      12.6 Governing Law.

      This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. The parties herein submit to personal jurisdiction and venue of a court of subject matter jurisdiction which is appropriate for Tampa, Florida.

      12.7 Attorney's Fees and Court Costs.

      In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which, the prevailing party may be entitled.

      12.8 Contractual Procedures.

      Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore, may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

      12.9 Partial Invalidity.

      If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

      12.10 Further Assurances.

      The parties agree to take all further actions, including execution of documents, which are reasonably necessary to effectuate the transaction contemplated by this Agreement.

      12.11 Binding on Successors.

      This Agreement and covenants and conditions herein contained shall apply to, be binding upon and inure to the benefit of the respective heirs, administrators, executors, legal representatives, assignees, successors and agents of the parties hereto.

      12.12 Specific Performance.

      The parties agree that remedies, at least for any breach or threat of breach of this Agreement, may be inadequate and that, in the event of any such breach or threat of breach, the non-breaching party will be entitled, in addition to all other rights and remedies otherwise available at law or in equity, to the equitable remedy of injunctive relief to enforce the provisions of this Agreement.

      12.13 Joint Preparation.

      This Agreement is to be deemed to have been jointly prepared by the parties hereto and any uncertainty and ambiguity existing herein shall not be interpreted against any party hereto, but according to the application of the rules of interpretation of contracts, if any such uncertainty or ambiguity exists.

      12.14 Counterparts.

      This Agreement can be executed in one or more counterparts and the counterparts signed in the aggregate shall constitute a single, original instrument. A facsimile/photocopy of this Agreement may be used in lieu of the original for all purposes.

      IN WITNESS WHEREOF, the parties have executed this Agreement (consisting of 7 pages) so that it is deemed effective as of the day and year first written above.

      FTS Group, Inc.                           Scott Gallagher (Executive)

      By: /s/ David Rasmussen                   By: /s/ Scott Gallagher
      -----------------------                   -----------------------

      David Rasmussen                           Scott Gallagher
      Chief Operating Officer                   Chief Executive Officer

      Dated: November 15, 2005
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